Exhibit 99.1

Hamptons Luxury Homes Adds Vice President and Director of Business Development of its Subsidiary, Telemark, Inc.

Bridgehampton, NY (date) – Hamptons Luxury Homes (OTCBB:HLXH) today announced that it has named Robert C. Morsch, of East Hampton, New York as the new Vice President and Director of Business Development of Telemark, Inc. the company’s wholly-owned subsidiary.  The announcement was made by Frank Dalene, Vice President of the company and President of Telemark, Inc.

“Bob will be responsible for spearheading our marketing efforts on behalf of Telemark, which continues to see significant business opportunities,” Dalene said.  He noted that Morsch brings a strong career in marketing and sales to Telemark.

Prior to joining Telemark, Morsch provided sales and marketing expertise to the wireless communications and construction industries, utilizing his sales, marketing and operations background to focus on the importance of managing and exceeding customers’ expectations in the construction sector.

He had been Vice President of Sales and Marketing at Vertex Interactive, Inc. from 1997 to 2002 where he increased Vertex’s sales from $3 million to $7 million during his first year.  He was also responsible for arranging the sale of controlling interest in Vertex to an investor group that ultimately produced a 20 percent increase in stock valuation for stockholders.

Prior to Vertex, Morsch spent 14 years at Peak Technologies, where he held positions ranging from salesman to Vice President and General Manager.  Peak Technologies is the largest supplier of data collection systems in the U.S. While serving as the Regional Vice President, he grew sales from $8 million to more than $40 million in the northeastern United States.

Earlier in his career he worked in sales and sales management on Long Island and Manhattan, selling office equipment (Dictaphone) and computing systems (National Computer).  During this time he received numerous sales awards as well as opening and managing new branch operations in New York City for National Computer.

A graduate of the University of Delaware, he received a BS in marketing from the School of Business and Economics.

About Hamptons Luxury Homes

Hamptons Luxury Homes (www.hlxhomes.com) is a construction services company that builds and maintains custom homes, vacation homes and ultra-luxury estate homes with operations in Bridgehampton, New York.  Hamptons Luxury Homes’ wholly-owned subsidiary, Telemark, Inc. is a nationally recognized and award winning ultra-luxury homebuilder.  Telemark was awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998.  The Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  Hamptons Luxury Homes combines the most innovative methods of ultra-high quality materials with superb old-world craftsmanship to create the ultimate in luxury homes with outstanding aesthetic appeal.  Already a recognized and well-established entity in the exclusive environs of the Hamptons (through its Telemark subsidiary), it plans to expand into similar luxury markets in the United States.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.  All statements, other than statements of fact, included in this release, including without limitation, statements regarding the potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:

Bev Jedynak

Martin E. Janis & Company, Inc.

312-943-1123

bjedynak@janispr.com